Exhibit 99.2

Willbros Group, Inc.

Second Quarter 2017 Conference Call

August 1, 2017 at 10:00 a.m. Eastern

CORPORATE PARTICIPANTS

Steve Breitigam - VP of IR

Mike Fournier - President and CEO

Van Welch - EVP and CFO

PRESENTATION

Operator

Good day, and welcome to the Willbros Second Quarter 2017 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your telephone keypad. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Steve Breitigam. Please go ahead.

Steve Breitigam

Thank you. Good morning, and thank you for joining us today. Speaking today will be Mike Fournier, President and Chief Executive Officer; and Van Welch, Executive Vice President and Chief Financial Officer. This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com. A replay will also be available through the phone number provided in the company press release announcing this call.

Information reported on this call speaks only as of today, August 1, 2017, and time-sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts, which address activities, events or developments that company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause the actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC.

The company assumes no obligation to publicly update such forward-looking statements whether as a result of new information, future events or otherwise. This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated July 31, 2017, and on our website.

Now I’ll turn the call over to Mike Fournier, President and CEO.

Mike Fournier

Good morning, folks. We appreciate your attendance on our call this morning. Revenue in the second quarter of 2017 of $227 million is our highest volume since the first quarter of 2015 and represents a 39% increase over the first quarter of 2017. More importantly, we’ve made progress during the quarter in returning the company to profitability.

With our indirect and G&A costs remaining relatively flat, we were able to retain much of the margin on the incremental revenue. Operating income of $400,000 in the second quarter of 2017 represents a $15 million improvement from the preceding quarter. With our 12-month backlog increase during the quarter, coupled with the addition of new awards announced today, we are well-positioned to continue our operating improvement during the remainder of the year.

Moving to operations, our Utility T&D business had a strong quarter. Revenue in this segment for Q2 was $151 million with every business unit recording a sequential revenue increase. Segment operating income for the second quarter of $11 million was a significant improvement. Chapman, our transmission business, remained busy throughout the quarter and accounted for a significant portion of the revenue increase.

Willbros Group, Inc.

August 1, 2017 at 10:00 a.m. Eastern

Storm restoration work and project success outside its legacy territory favorably impacted Chapman’s operating performance during the quarter. Oncor, the North Texas electricity provider, remains a key client, and we continue to perform work under our alliance agreement.

Our distribution businesses had a solid performance in the second quarter, and there is high workload visibility for the remainder of the year.

The WTD East distribution business reported sequential improvement in both revenue and operating income. Progress continues on one significant project with operating results at expected levels. This business remains a growth opportunity as we continue to see bidding opportunities throughout the region.

The WTD West distribution business has been a consistent performer and once again it delivered strong revenue and operating results. Workload for remainder of the year appears solid.

We launched the WTD Southeast business late last summer to better focus on the growth opportunities across the region. Revenue continues to steadily grow; however, accelerated growth with key clients is hindered by available crews. This unit is approaching breakeven status, and we anticipate it will turn profitable later in the year.

Our renewables group has commenced work on its first wind farm project. By design, other businesses in the segment will perform much of the site work with project management and customer interface being handled by the small renewables team. The project is proceeding as planned.

Moving to the Oil & Gas segment, revenue in the second quarter more than doubled sequentially, primarily due to the construction of a mainline project in the pipeline business unit. The segment recorded a second quarter operating loss of $3.4 million, partially driven by margin reduction on this one mainline job. Contract margin on this job has been reduced to almost breakeven level as progress has been hampered by difficult terrain made more difficult by the frequency of rain events in the quarter. Work will continue on this pipeline through Q3. Significant contingency for weather impacts have been included in the forecast for the remaining duration, with expectation of similar impacts throughout the project completion.

Lineal has been successful winning some recent awards and has continued to see bidding opportunities in the Marcellus/Utica region. We see improved operating performance for this unit for the remainder of the year.

With the recent awards announced today, we believe we are gaining some traction in the market that should improve the profitability of the Oil & Gas segment.

Finally, our Canadian segment reported second quarter revenue similar to the first quarter, with the settlement of a contract dispute improving the second quarter operating loss. Revenues in our pipeline maintenance business were down significantly as a result of a fire in one of our key client facilities. This is expected to continue to impact the business through Q3. The Canadian market remains challenging and we remain focused on maintenance and small capital projects. Thus our multi-year MSA agreements are integral to our Construction and Maintenance business. Our ICS and pipeline and tank construction businesses are actively bidding projects; however, most of the work is targeted to commence next year. We continue to assess our ability to redistribute indirect and G&A cost while examining our service offerings in Canada.

Willbros Group, Inc.

August 1, 2017 at 10:00 a.m. Eastern

Van, I’ll now turn it over to you for financial commentary.

Van Welch

Thanks, Mike, and good morning. I would like to begin with our consolidated operating results. In the second quarter of 2017, we recorded operating income of $400,000 on contract revenue of $227.4 million, compared to an operating loss of $14.9 million on contract revenue of $163.9 million in the first quarter of 2017. All three of our segments increased revenue in comparison to the first quarter with two segments improving significantly

Our Utility T&D segment increased revenue by approximately $36.2 million, due in large part to growth in discrete projects, increased work under our alliance agreement with Oncor, as well as incremental storm revenue in comparison to the first quarter of 2017.

Our Oil & Gas segment increased revenue by approximately $26.6 million in the second quarter of 2017 as larger discrete projects in our mainline pipeline and Lineal businesses are underway.

In terms of operating performance, all three segments contributed to the $15.2 million improvement from the first quarter of 2017. The revenue growth in our Utility T&D segment, coupled with consistent indirect and overhead cost, generated a $10.2 million improvement in operating income from the first quarter of 2017.

Our Oil & Gas segment improved its operating performance by approximately $3.9 million in comparison to the first quarter of 2017, due primarily to higher work volumes as well as the favorable impact of a client settlement on an integrity project.

Our Canada segment recorded a $1.6 million increase in operating performance in the second quarter of 2017, driven primarily by a claim recovery of a pipeline project that was completed in a prior period.

Our operating performance was negatively impacted by a $500,000 increase in corporate overhead costs which is primarily attributed to the timing of the recognition of audit fees between periods.

Oil & Gas financial results include $15.3 million of contract revenue and $200,000 of operating loss in the second quarter of 2017 and $10.6 million of contract revenue and $900,000 of operating loss in the first quarter of 2017, in relation to the segment’s Tanks business, which is held for sale at June 30, 2017.

Liquidity

Our total liquidity at June 30, 2017 was approximately $50.6 million, which is composed of $41.2 million of cash and $9.4 million of revolver availability. Liquidity levels remained relatively flat in comparison to March 31, 2017. There were no revolver borrowings at June 30, 2017 and our DSO was approximately 58 days.

Taxes

In the second quarter of 2017 we recorded a tax benefit of approximately $2.2 million, which is primarily related to a benefit on our Canadian losses and other discrete items. At June 30, 2017, we had a valuation allowance of $75.4 million against our tax assets, which is due primarily to net operating losses. We continue to anticipate not paying, or making a provision for, any U.S. federal taxes in 2017.

Willbros Group, Inc.

August 1, 2017 at 10:00 a.m. Eastern

Backlog

For the third consecutive quarter, we increased our 12-month backlog. At June 30, 2017, we reported 12-month backlog of $546.9 million, which is an increase of $18.5 million from March 31, 2017. The increase is attributable to significant discrete project additions in our Oil and Gas segment. The increase is partially offset by a reduction in our Utility T&D segment due primarily to the work-off of discrete projects in the second quarter.

At June 30, 2017, we recorded total backlog of $808.6 million, which is a decrease of $43.9 million from March 31, 2017. This decrease is primarily the result of the work-off of existing MSAs in our Utility T&D segment, which are subject to renewal options in future years. As a reminder, MSA work included in backlog extends only through the life of the contract. However, we intend to pursue the renewal of these MSAs upon expiration.

Subsequent to June 30, 2017, we received a limited notice-to-proceed of $19 million for an approximate $71 million facility award to install various manifolds, connect piping and complete necessary tie-ins in Southeast Texas. In addition, we’ve been awarded a $15 million contract to construct 15 miles of 12-inch pipeline in the Northeast. Both projects are in our Oil and Gas segment and are expected to commence in the third quarter of 2017 and be completed by the end of the year.

Guidance

Now an update on guidance:

•	With the recent awards just announced and our increased visibility, revenue, excluding the Tanks business, is now expected to range between $850 million and $900 million for the year ending December 31, 2017, up from the previous guidance range of $775 million to $825 million. We expect Q3 2017 revenue in our Oil and Gas segment to significantly increase from Q2 2017, while we expect Q3 2017 revenue for Utility T&D to be down due to summer outages and storm work. We expect Q3 2017 revenues for Canada to be flat.

Mike, back to you.

Mike Fournier

Thanks, Van. This morning we issued a press release announcing that Van Welch has decided to leave Willbros and accept a position with a company outside of our industry sector. I expect to fill the CFO position within the next 30 days. As I indicated in the press release, Van leaves behind a strong team within our financial group. He has been a significant help to me and the company over the last 18 months as we have repositioned Willbros. On behalf of the Board of Directors and management of Willbros, I wish him well.

Operator, we’ll now turn it back to you for Q&A.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question-and-answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two. Our first question comes from Tahira Afzal of KeyBanc Capital Markets. Please go ahead.

Willbros Group, Inc.

August 1, 2017 at 10:00 a.m. Eastern

Patrick

Hey, good morning, guys. This is Patrick on for Tahira. Congrats on the positive operating profit for the quarter. I guess, to get started in pipeline prospects, could you give us a bit of a sense of what the contractual terms of the newly awarded pipeline projects are versus what you’ve booked in the past, and then also general updates on the opportunities in the Texas market and outstanding bids?

Mike Fournier

Sure, thanks, Patrick, for that question. So, the recent awards were actually a mix. We announced a small pipeline job up in the Northeast, and it has similar terms to the work we’re currently executing out there. I think the primary element to those terms and conditions are we take the weather risk, and that has been an issue up in the Northeast this year. I don’t see the owners looking to change those sort of terms. We’ve historically taken that risk.

The larger project award, notice-to-proceed is actually facilities work in the Houston area and consists of work where we’ve done multiple phases of the same type of facility piping, electrical work over the past three years. So we’re comfortable with the terms and conditions. They’re similar to what we’ve operated under in the past, and those previous jobs have been very profitable for us.

Outlook on pipeline prospects as we come into the fall looking at Q4 and the first part of Q1 next year, work for us, at least, the opportunities are tending to shift for our U.S. construction group back to the Permian area and Gulf Coast area. And based on our experience with the terrain up in the Northeast, we think that’s a good thing in terms of the winter months. The terms and conditions are again, the biggest element there is contractor taking weather risk. The number of them is certainly up from what we saw in 2016, and so we consider the opportunities for pipeline to be strong through the rest of this year and well into 2018.

Patrick

Awesome. Thanks. And then a quick update on Canadian markets, could you just provide a little update on the bid activity levels and what some of the primary catalysts could be in that market that will help pave the way towards positive operative profit?

Mike Fournier

Sure, well, what we’re trying to ensure is that there’s enough opportunities there that we can cover off our fixed indirect and G&A, and generally speaking we’re able to do that with the maintenance workload. In the script, I made reference to one of our key clients having a fire in their facility, and that certainly has driven down the revenues for Q2 and will again in Q3.

Outside of that maintenance load, we are starting to see discrete project activity, bid activity come back. As I referenced in the script, it tends to be for 2018 work as opposed to the back end of 2017. It remains lumpy. The project size typically that we’re chasing up there for our industrial group are in the $10 million to $15 million range, and at any given time we’ll have two or three of those bid opportunities.

We’re also seeing some tendency for clients now to go to an MSA style of a contract similar to what we saw in the T&D space where they line up a couple contractors with multiyear contracts to execute projects that are under that $10 million size range. So we’re pursuing a few of those and have made progress in terms of getting on the MSA list in some cases. Our experience is that, or the outlook from the clients is, it still takes six to nine months after you kind of start the process to actually get work in the field.

Willbros Group, Inc.

August 1, 2017 at 10:00 a.m. Eastern

The pipeline market in Canada continues to present opportunities. We are in the middle of the bid process on a number of pipelines, some of them smaller diameter, and we’re now seeing some opportunity on larger diameter work in Canada as well. I think the way I would characterize the market is it’s coming back slowly. The opportunities are kind of lumpy. So if we hit on any one of them, I think it’s significant for us, and in the meantime we’re very focused on managing our cost.

Patrick

Awesome. Thanks, I appreciate the color. With that I’ll jump back in the queue.

Operator

Our next question comes from Noelle Dilts of Stifel. Please go ahead.

Noelle Dilts

Thanks, good morning.

Mike Fournier

Good morning.

Noelle Dilts

So, my first question I just wanted to kind of touch on the mainline pipeline market and opportunity there in that, but more around this whole idea that you kind of had to revise your estimated profit down on the mainline work you are doing in the Northeast. I mean, do you think that some of that risk sharing will improve as the market continues to tighten up in ‘18? And that you may have to bear less of that weather risk? Because I think the question is given there’s some opportunities out there, you’re making some headway back into that market, I think the question becomes how do you get to a point where you can see those jobs certainly become profitable again for you.

Mike Fournier

Sure. As I said in last question, I don’t see the risk on weather shifting away from the contractor. We continue to bid work in that area. We’ve actually booked some jobs since we signed the contract on the existing project. We’ve made some adjustments going forward with respect to weather and to a certain degree the terrain there. We are seeing as bid margins improve in our Lineal business where we’re cycling bids more frequently, they’re smaller in size, but we tend to bid them more frequently. So they’re generally an early indicator of where the market is going on margins. So we are seeing improvement in as bid margins in the Northeast.

So I think margin improvement, yes, I think there’s a certain degree this first project back into that area - there’s a bit of a learning curve there that we’ve applied to subsequent bids, and the wild card remains the weather in that area and a region that is very kind of sensitive to the impact of weather because of the terrain.

Noelle Dilts

Okay, that’s helpful. And then second, on the T&D side, I know you talked about continuing to see opportunity for the rest of the year, but you do expect lower revenues in the third quarter, which is consistent with your seasonality. But can you give us a feel for how you’re thinking about I guess profitability as you head into the third quarter given you had a pretty strong quarter profitability in the second and then also just how you’re thinking about the opportunities for 2018?

Van Welch

Yes, Noelle this is Van. Certainly Q2 is impacted by the higher revenue and as mentioned in the prepared remarks, the accretion in margin associated with keeping the utilization up and the cost similar in from Q1. So our indirect cost or overheads, we certainly maintain a discipline in keeping that cost down and utilization up.

Willbros Group, Inc.

August 1, 2017 at 10:00 a.m. Eastern

As we go to Q3, we’re expecting revenues to be down a bit due to that seasonality as you mentioned. We also had in Q2 we had about $11 million worth of storm revenue in Q2 that we never anticipate storm revenue in our look ahead. That would impact margins a bit as we go into Q3.

Once we get outside of that seasonality, I would expect that all system work associated in the transmission world, the revenues will pick back up a bit in Q4, but we’re optimistic that we’ll be able to maintain that cost discipline that’s going to keep our accretion and margin intact as revenues increase.

Noelle Dilts

Okay. And then just generally how are you thinking about the outlook for 2018? We’re hearing from a number of participants in the industry that things seem to be strengthening a bit, particularly in the small to medium project market.

Mike Fournier

Yes, I think we would concur. We’ve got a significant number of bids in our transmission group that are either in-house being bid today or we’ve already submitted a number of those carry into 2018. So I’m pretty comfortable that we can maintain the momentum on the discrete project work that we do in our transmission business unit. And we’re seeing opportunities even in the distribution business, be it duct bank work, be it infrastructure hardening opportunities on the East Coast. So, I feel comfortable with the momentum, and all these steps help us kind of offset the seasonality that we see in the legacy side of the business.

Noelle Dilts

Okay. Thanks, that’s helpful.

Operator

Again, if you have a question, please press star then one. We will pause momentarily to assemble our roster.

CONCLUSION

Operator

As we have no further questions I would like to turn the conference back over to Mike Fournier for any closing remarks.

Mike Fournier

Well again, thank you folks for joining our call today, and I look forward to talking to you again after our Q3 results are filed. Have a good day.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Willbros Group, Inc.

August 1, 2017 at 10:00 a.m. Eastern